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Exhibit 99(C)(5)

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NOVEMBER 2002	TROY Group, Inc.
Confidential	Strategic Alternatives / Valuation Analysis

Houlihan Lokey Howard & Zukin
Investment Bankers
1930 Century Park West
Los Angeles, California  90067
310-553-8871
www.hlhz.com

Los Angeles	New York	Chicago	San Francisco	Washington D.C.	Minneapolis	Dallas	Atlanta	London

Table of Contents

Strategic Alternatives

Public Valuation Analysis

TROY Systems

TROY Wireless

Synopses of Comparable Public Companies
TROY Systems
TROY Wireless

i

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Strategic Alternatives

Draft/Confidential

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The Company

•                  TROY Group, Inc. (“TROY” or the “Company”) is a worldwide provider of enterprise output solutions. The Company has been expanding beyond its core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions.  TROY is the result of various mergers and acquisitions by a company originally founded in 1982.  The founding company adopted the TROY Group name and incorporated in California in 1996 and reincorporated in Delaware in May 1998.  The Company is organized under two primary business segments, TROY Systems and TROY Wireless.

•                  TROY Systems provides payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions.

•                  TROY Wireless provides hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.

•                  The Company’s common stock is listed on the NASDAQ National Market System under the Symbol TROYE.

The Transaction

•                  Patrick Dirk has offered to acquire all shares of common stock which he and his family do not currently own, for $2.00 per share.  The Dirk family currently owns approximately 6.2 million shares of common stock.  The Company’s ownership is represented by 11.0 million shares of common stock issued and outstanding.

Due Diligence

In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•                  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

•                  visited the business offices of the Company;

•                  reviewed the Company’s SEC filings on Form 10-K for the fiscal year ended November 30, 2001 and quarterly reports on Form 10-Q for the two quarters ended May 31, 2002, and draft Form 10-Q for the quarterly period ended August 31, 2002, which the Company’s management has identified as being the most current financial statements available;

•                  reviewed internally prepared financial statements for the latest twelve months ended August 31, 2002 for each of TROY’s individual segments;

•                  reviewed forecasts and projections prepared by the Company’s management and outside consultants with respect to the Company, and its individual segments, for the fiscal years ended 2002 through 2007;

•                  reviewed the Preliminary Review of Strategic Alternatives prepared by Prudential Securities, dated May 23, 2002;

•                  reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•                  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

•                  conducted such other studies, analyses and inquiries as we have deemed appropriate.

Strategic Alternatives Process

•                  In May 2002, Prudential Securities conducted a strategic alternatives study for TROY, with the following observations:

•                  A secondary offering is not feasible given market conditions and lack of analyst coverage

•                  Difficult to raise additional capital

•                  Sale of Company or division is difficult due to limited universe of strategic buyers for the Company or its divisions

•                  The Company’s message and business model is confusing to investors and the Street

•                  Prudential Securities recommended that the Company initiate a going private transaction

•                  On October 23, 2002, the Amara Group made an unsolicited offer to purchase the Company for $2.50 per share

•                  The offer did not address the possibility of acquiring only the publicly held shares

•                  The offer did not provide support for financing the proposed transaction and it did not appear that Amara has the capability to finance such transaction

Market Testing – Financial Buyers

Financial buyers in general have certain criteria that must be met for an investment to be executed.  TROY does not meet any of the criteria; therefore, we believe that the minority interest in TROY is not saleable to a financial buyer.

Required Criteria	TROY Group, Inc.

Operational Control	The Dirk family owns approximately 56 percent of the common stock of TROY and has stated that they do not intend to work with a partner.

Ease of Exit	The Dirk family owns approximately 56 percent of TROY and has stated they are not sellers.

Pure-Play/Simplicity	TROY operates in three businesses and is in the midst of a restructure.

Size	TROY, with a $20 million market cap, is small.

Growth Opportunity	TROY Systems is a mature business; growth opportunity in the TROY Wireless business.

Strong Management Team	Management has not shown a track record of success.

•                  Houlihan Lokey showed TROY to four private equity firms who are active in TROY’s industry:

•                  Kline Hawkes

•                  Gryphon Investors

•                  Platinum Equities

•                  Generation Partners

•                  Each of the private equity firms were provided a summary of TROY’s business segments, summary financial data and the Company’s ownership structure.

•                  All four private equity firms stated that an investment in TROY would be problematic and difficult.

•                  Kline Hawkes

•                  Desires a pure play

•                  Not interested in a turn-around situation

•                  Majority-owned company by a family who does not want to sell is particularly problematic

•                  Prefers a controlling interest

•                  Gryphon Investors

•                  Too small and complex (not a good use of resources)

•                  Requires a majority control

•                  Needs a clear exit strategy

•                  Platinum Equities

•                  TROY’s business model is unfocused

•                  Has never invested in a minority interest

•                  Prefers cash flow business which can fund upside opportunities

•                  Requires operating control

•                  Uncomfortable with family’s ownership

•                  Generation Partners

•                  Family role is problematic

•                  Too small

•                  Requires control, especially in a turnaround situation

•                  Prefers cash flow business which can fund upside opportunities

•                  Many other micro-cap public companies which are better opportunities

Status Quo

•                  Overview

•                  Remain public and allow current shareholders to participate in any upside (or new growth) and downside (or performance challenges) of the Company

•                  Disadvantages

•                  TROY has fallen out of favor from the public markets.  It is very difficult for a company that has lost 95 percent of its equity value to regain investor confidence

•                  Family overhang causes liquidity in stock to be very limited

•                  Lack of “pure play” confuses investing public

•                  TROY would need to adhere to quarterly earnings estimates and public filings and disclosure requirements

•                  Advantages

•                  Wireless opportunity may create significant upside

•                  Recent restructuring may result in near-term improvements

•                  Equity values for technology companies are at relatively historical lows

IRR Analysis

•                  Current value of TROY common stock to achieve an appropriate rate of return based on the following assumptions:

•                  Stock price goal of $5 per share

•                  Holding period:  3 years

•                  Required Internal Rate of Return (IRR):  20 percent

•                  Implied financial results

•                  TROY Systems EBITDA to grow at 9 percent per year

•                  TROY Wireless Revenue to grow at 32 percent per year

•                  Price today to achieve a 20 percent IRR in 3 years:  $2.89 per share

[GRAPHIC]

Public Valuation Analysis

Public Valuation

	Spot Price	30 day average	60 day average	52 week high	52 week low	52 week average

Stock Price (1)	$1.93	$1.76	$1.92	$4.53	$1.40	$3.35

Premium	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

Implied Value	$2.41	$2.20	$2.41	$5.66	$1.75	$4.19

(1) As of November 15, 2002

Stock Trading and Volume Analysis: TROY SYSTEMS

	TROY Group	Color Imaging Inc	Delphax Technologies Inc	IFS Intl Hldgs Inc	Printronix Inc	Xerox Corp	Zebra Technologies Corp.	Average	Median
Exchange Ticker	NASDAQ troy	OTC cimg	NASDAQ dlpx	OTC ifsh	NASDAQ ptnx	NYSE xrx	NASDAQ zbra

Equity Analyst Coverage	2 (4)	0	1	0	1	13	7	4	1

Total Diluted Shares Outstanding (MM)	11.0	8.4	6.2	8.8	6.1	803.7	31.8	144.2	8.6

Stock Price as of November 15, 2002	$1.93	$1.01	$3.08	$0.03	$10.25	$7.55	$63.41	$14.22	$5.32

Market Value of Equity (MM)	$21.17	$8.52	$19.02	$0.26	$62.65	$6,067.71	$2,017.61	$1,362.63	$40.84

Public Float (MM)	4.8	2.9	5.1	5.3	4.4	728.2	26.5	128.7	5.2
% of Total Shares Outstanding	43.6%	34.0%	82.7%	59.8%	71.8%	90.6%	83.3%	70.4%	77.3%

Institutional Holdings (MM)(1)	0.7	1.8	0.8	1.7	2.1	577.0	22.2	100.9	1.9
% of Total Shares Outstanding	6.5%	21.1%	13.6%	19.0%	33.9%	71.8%	69.9%	38.2%	27.5%
% of Total Public Float	15.0%	62.0%	16.5%	31.7%	47.1%	79.2%	83.9%	53.4%	54.5%
No. of Institutional Holders(1)	9	1	7	4	17	63	98	0	0

Average Weekly Trading Volume (MM)(2)	0.03	0.02	0.03	0.05	0.04	23.21	1.20	4.1	0.0
% of Total Shares Outstanding	0.3%	0.3%	0.5%	0.6%	0.7%	2.5%	3.8%	1.4%	0.6%
% of Total Public Float	0.6%	0.8%	0.6%	1.0%	0.9%	3.2%	4.5%	1.8%	1.0%

Short Interest (MM)	0.000	0.000	0.007	0.000	0.036	78.052	1.050	13.191	0.021
Short Interest Ratio(3)	0.0	0.0	1.2	0.0	4.9	17.4	5.3	4.8	3.0
% of Total Shares Outstanding	0.0%	0.0%	0.1%	0.0%	0.6%	9.7%	3.3%	0.0	0.3%

Observations	Conclusion

• No analyst reports or figures have been recently issued	Public market may not reflect fair market value
• Low institutional ownership
• Low trading volume
• Majority of shares held by insiders

(1)  Includes only institutions that hold more than one tenth of one percent ownership of a company.

(2)  Average weekly trading volume calculation is based on the last six months.

(3)  Short Interest Ratio for October 2002.

(4)  No recent analyst reports have been issued.  Last recommendation issued on October 2001 and May 2001 by H.C. Wainwright and Investec, Inc., respectively

STOCK TRADING AND VOLUME ANALYSIS: TROY WIRELESS

	TROY Group	Extended Systems Inc	Microtune Inc	Phazar Corp	Socket Communications Inc	Average	Median
Exchange Ticker	NASDAQ troy	NASDAQ xtnd	NASDAQ tune	OTC antp	NASDAQ sckt

Equity Analyst Coverage	2 (4)	2	7	0	0	2	1

Total Diluted Shares Outstanding (MM)	11.0	14.2	49.6	2.2	24.1	22.5	19.2

Stock Price as of November 15, 2002	$1.93	$2.12	$2.35	$1.90	$0.74	$1.78	$2.01

Market Value of Equity (MM)	$21.17	$30.05	$116.65	$4.12	$17.84	$42.17	$23.95

Public Float (MM)	4.8	10.7	41.1	1.9	21.5	18.8	16.1
% of Total Shares Outstanding	43.6%	75.5%	82.8%	87.8%	89.3%	83.8%	85.3%

Institutional Holdings (MM)(1)	0.7	1.1	40.3	0.3	0.3	10.5	0.7
% of Total Shares Outstanding	6.5%	7.4%	81.3%	12.3%	1.4%	25.6%	9.9%
% of Total Public Float	15.0%	9.8%	98.2%	14.0%	1.6%	30.9%	11.9%
# of Institutional Holders(1)	9	14	61	2	11	0	0

Average Weekly Trading Volume (MM)(2)	0.03	0.09	5.04	0.01	0.14	1.3	0.1
% of Total Shares Outstanding	0.3%	0.7%	10.1%	0.3%	0.6%	2.9%	0.6%
% of Total Public Float	0.6%	0.9%	12.3%	0.4%	0.6%	3.5%	0.8%

Short Interest (MM)	0.000	0.077	1.995	0.000	0.173	0.561	0.125
Short Interest Ratio(3)	0.0	5.2	1.7	0.0	8.9	3.9	3.4
% of Total Shares Outstanding	0.0%	0.5%	4.0%	0.0%	0.7%	0.0	0.6%

Observations	Conclusion

Observations	Conclusion
• No analyst reports or figures have been recently issued
• Low institutional ownership
• Low trading volume

(1)  Includes only institutions that hold more than one tenth of one percent ownership of a company.

(2)  Average weekly trading volume calculation is based on the last six months.

(3)  Short Interest Ratio for October 2002.

(4)  No recent analyst reports have been issued.  Last recommendation issued on October 2001 and May 2001 by H.C. Wainwright and Investec, Inc., respectively

TROY Daily Price / Volume Graph

[CHART]

Significant Events

Date		Press Release
A	November 12, 2001	TROY Wireless announced the volume production of two new low-cost Bluetooth wireless communications solutions intended for the mass market.

B	December 18, 2001

TROY Systems and Pacific Mercantile Bank, a wholly owned subsidiary of Pacific Mercantile Bancorp, announced the establishment of an electronic banking relationship to process ACH and check conversion transactions.

C	January 14, 2002	TROY Group, Inc. announced that James W. Klingler has joined the Company as Chief Financial Officer.

D	February, 14 2002	TROY Systems and First National Bank of Omaha, a subsidiary of First National of Nebraska, announced an agreement creating a payment solutions partnership.

E	February 21, 2002	TROY Group, Inc. announced that it expects a first quarter 2002 net loss per share of ($0.01) to ($0.02) on revenues of approximately $13 million.

F	April 9, 2002	TROY Wireless introduced WindConnect bluetooth print adapter for use with Palm handhelds.

G	April 10, 2002	TROY Group, Inc. announced that it expects second quarter earnings of $0.01 per share on a fully diluted basis on revenues of $13.5 million.

H	April 25, 2002	TROY Group, Inc. announced that Franklin Bank, N.A. has implemented TROY’s StarACH application software as its ACH (Automated Clearing House) processing solution.

I	May 22, 2002

TROY Wireless and FieldSoftware Products, a provider of printing solutions for the Pocket PC and Windows CE, announced a new partnership to provide a hardware/software Bluetooth wireless printing solution for PocketPC handheld users.

J	June 11, 2002	TROY Systems introduced a new e-mail bill payment service offered in collaboration with Municipal Software Inc., a provider of financial application software.

K	June 12, 2002	TROY Systems introduced ChequeScribe 32, a Windows-based laser check printing software package that is capable of creating checks in a secure, flexible and cost-effective manner.

L	June 25, 2002	TROY Wireless introduced the EtherPortal, a full-featured multifunction 802.11b wireless access point.

M	July 15, 2002	TROY Group, Inc. announced that it expects net income to be sequentially flat at $30,000 on revenues in the third quarter of $13.5 million to $14 million.

Date		Press Release
N	July 31, 2002

TROY Wireless and Stonestreet One, a provider of short-distance wireless and embedded technology solutions, announced that they both have available standard Bluetooth upper-level software for Texas Instruments’ TMS320C54x generation of digital signal processors (DSPs).

O	August 13, 2002

TROY Wireless introduced EtherWind-Plus, an intelligent 802.11b board-level product designed to allow OEMs to easily incorporate 802.11b wireless connectivity and/or ethernet connectivity inside of their products.

P	August 27, 2002

TROY Group, Inc. announced that earnings for its third quarter, ending August 2002, are projected to be below the Company’s previously announced expectations. The Company expects to report a loss on a fully diluted basis of ($0.05) to ($0.08) per share, primarily due to continued consolidation costs.

Q	October 14, 2002	TROY Group, Inc. shares fell sharply on news the Company delayed the filing of its third quarter 10-Q with the SEC.

R	November 5, 2002

The Amara Group, Inc. announced that it has proposed a buyout offer to TROY Croup, Inc.’s Board of Directors. Amara seeks to acquire all the outstanding common shares of TROY or approximately 10.6 million shares for a total purchase price of $26.5 million. The offer is for a negotiated sale for $2.50 per share in cash.

Valuation Summary

(figures in millions, except per share values)

Enterprise Value

		Low		High
Troy Systems		$18.300	—	$20.800
Troy Wireless		8.100	—	9.100
Enterprise Value		26.400	—	29.900
Less: Debt		0.211	—	0.211
Equity Value		26.189		29.689

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance (1)	6.782
Less: Working Capital and Cap Ex Requirements	—
Add: Corporate Life Insurance (1)	2.071
Add: NOL	—
Add: Nonoperating Assets	—
Less: Nonoperating Liabilities	—
Total Nonoperating Assets/Liabilities		8.853	—	8.853

Adjusted Equity Value (rounded)		$35.042		$38.542

Per Share Value (2)		$3.19		$3.51

(1) As of August 31, 2002

(2) Common shares outstanding (in millions): 10.969657

Control Value Analysis

(figures in millions, except per share values)

Potential Incremental Value Resulting From Control

Discretionary Compensation	$3.737

Costs of Being Public / Nuisance Factor @ 5% of Equity	1.397

Sale of E-Check business	1.000

Total	$6.134

Per Share Impact	$0.56

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TROY Systems

[LOGO]

TROY Systems

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value, on a Minority Interest Basis

	Low		High
Market Approach

Market Multiple Methodology	$20.000	—	$21.200

Income Approach

Discounted Cash Flow Methodology - Exit Multiple	$16.580	—	$20.332

Results Summary

Enterprise Value, on a Minority Interest Basis	$18.300	—	$20.800

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,			LTM Ended 8/31/02	Projected FY 2002
	1999	2000	2001			NFY +1 (2003)	NFY + 2 (2004)

Reported Revenue	$51.837	$43.156	$38.136	$42.496	$42.500	$43.680	$47.455

Less: Cost of Goods Sold	NA	NA	NA	NA	25.846	27.251	29.375
Gross Profit	NA	NA	NA	NA	$16.654	$16.429	$18.080
Less: Selling, General & Administrative	NA	NA	NA	NA	8.998	9.692	10.106
Less: Other Operating Expenses	NA	NA	NA	NA	4.677	4.586	4.708
Add: Depreciation and Amortization (1)	1.008	1.166	1.263	0.907	0.768	0.895	0.835
Add: Adjustments (2)	(1.770)	(3.503)	(4.465)	(4.240)	0.913	0.101	0.000

Adjusted EBITDA	$9.746	$4.108	$1.638	$3.878	$4.659	$3.147	$4.101

Less: Depreciation and Amortization	1.008	1.166	1.263	0.907	0.768	0.895	0.835

Adjusted EBIT	$8.738	$2.942	$0.375	$2.971	$3.891	$2.252	$3.266

Less: Interest Expense, net	NA	NA	NA	(0.107)	(0.086)	0.247	0.218
Adjusted Pre-tax Income	NA	NA	NA	$3.077	$3.977	$2.005	$3.048
Less: Taxes @ 40.0%	NA	NA	NA	1.231	1.591	0.802	1.219

Adjusted Net Income	NA	NA	NA	$1.846	$2.386	$1.203	$1.829

Add: Depreciation and Amortization	1.008	1.166	1.263	0.907	0.768	0.895	0.835

Adjusted Cash Flow	NA	NA	NA	$2.754	$3.154	$2.098	$2.664

Footnotes:

(1)              Includes corporate allocation for fiscal years 1999 through LTM 2001

(2)              Adjustments:

Operating One-Time Charges/(Gains)	$0.000	$0.000	$0.000	$0.000	$0.000	$0.000	$0.000
Non-Operating Recurring Expenses/(Income)	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Other Adjustments	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Impairment of Long-Lived Assets	0.000	0.000	1.945	1.945	0.000	0.000	0.000
Corporate Allocation (a)	(1.770)	(3.503)	(6.410)	(6.185)	0.913	0.101	0.000
Total Adjustments	$(1.770)	$(3.503)	$(4.465)	$(4.240)	$0.913	$0.101	$0.000

(a)              Corporate Allocation for projected periods is reflected in representative flows

MARKET MULTIPLE METHODOLOGY

(figures in millions)

NFY (2002)	Representative Level	Selected Multiple Range					Indicated Enterprise Value Range

Revenue	$42.500	0.50	x	—	0.50	x	$21.250		$21.250
EBITDA	$4.659	4.0	x	—	4.5	x	$18.640	—	$20.970
EBIT	$3.891	5.5	x	—	6.0	x	$21.400	—	$23.350
Net Income	$2.386	8.5	x	—	9.0	x	$20.280		$21.480
Cash Flow	$3.154	5.5	x	—	6.0	x	$17.350		$18.930

Median							$20.280	—	$21.250
Mean							$19.784	—	$21.196

Selected Enterprise Value Range, on a Minority Interest Basis							$20.000	—	$21.200

COMPARABLE PUBLIC COMPANY DEBT -FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.4	66.1	x	11.9	x	11.1	x	NA		NA
Delphax Technologies Inc (2)	$34.3	44.7	x	9.1	x	15.3	x	NA		NA
IFS Intl Hldgs Inc (1)	$2.4	(1.1	x)	(0.8	x)	(0.7	x)	NA		NA
Printronix Inc (3)	$52.3	3.6	x	4.4	x	6.2	x	3.6	x	NA
Xerox Corp (4)	$20,095.7	9.1	x	9.7	x	8.6	x	8.5	x	8.7	x
Zebra Technologies Corp. (3)	$1,707.0	14.1	x	15.5	x	15.1	x	13.2	x	11.3	x

Low		3.6	x	4.4	x	6.2	x	3.6	x	8.7	x
High		44.7	x	15.5	x	15.3	x	13.2	x	11.3	x
Median		11.6	x	9.7	x	11.1	x	8.5	x	10.0	x
Mean		17.8	x	10.1	x	11.3	x	8.5	x	10.0	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.4	(158.6	x)	22.3	x	18.8	x	NA		NA
Delphax Technologies Inc (2)	$34.3	85.2	x	10.0	x	35.1	x	NA		NA
IFS Intl Hldgs Inc (1)	$2.4	(0.7	x)	(0.6	x)	(0.5	x)	NA		NA
Printronix Inc (3)	$52.3	8.4	x	15.1	x	20.9	x	6.2	x	NA
Xerox Corp (4)	$20,095.7	20.4	x	27.3	x	16.5	x	14.9	x	14.5	x
Zebra Technologies Corp. (3)	$1,707.0	15.8	x	18.1	x	17.1	x	14.7	x	12.4	x

Low		8.4	x	10.0	x	16.5	x	6.2	x	12.4	x
High		20.4	x	27.3	x	35.1	x	14.9	x	14.5	x
Median		15.8	x	18.1	x	18.8	x	14.7	x	13.5	x
Mean		14.9	x	18.6	x	21.7	x	11.9	x	13.5	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.4	1.07	x	0.50	x	0.52	x	NA		NA
Delphax Technologies Inc (2)	$34.3	1.10	x	0.80	x	0.71	x	0.65	x	0.49	x
IFS Intl Hldgs Inc (1)	$2.4	0.26	x	0.31	x	0.43	x	NA		NA
Printronix Inc (3)	$52.3	0.32	x	0.36	x	0.37	x	NA		NA
Xerox Corp (4)	$20,095.7	1.10	x	1.18	x	1.26	x	1.28	x	1.29	x
Zebra Technologies Corp. (3)	$1,707.0	3.84	x	3.79	x	3.70	x	NA		NA

Low		0.26	x	0.31	x	0.37	x	0.65	x	0.49	x
High		3.84	x	3.79	x	3.70	x	1.28	x	1.29	x
Median		1.08	x	0.65	x	0.61	x	0.96	x	0.89	x
Mean		1.28	x	1.16	x	1.16	x	0.96	x	0.89	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.4	1.18	x	0.79	x	0.92	x	NA		NA
Delphax Technologies Inc (2)	$34.3	1.61	x	1.36	x	0.81	x	NA		NA
IFS Intl Hldgs Inc (1)	$2.4	0.31	x	0.58	x	0.53	x	NA		NA
Printronix Inc (3)	$52.3	0.57	x	0.64	x	0.67	x	NA		NA
Xerox Corp (4)	$20,095.7	0.75	x	0.85	x	0.91	x	NA		NA
Zebra Technologies Corp. (3)	$1,707.0	7.86	x	7.42	x	7.36	x	NA		NA

Low		0.31	x	0.58	x	0.53	x
High		7.86	x	7.42	x	7.36	x
Median		0.97	x	0.82	x	0.86	x
Mean		2.05	x	1.94	x	1.87	x

Footnotes:

(1)               No projections available.

(2)               Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3)               Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4)               Projected financial figures are based on the average of several analyst reports.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$8.5	(40.0	x)	46.0	x	32.2	x	NA		NA
Delphax Technologies Inc (2)	$19.0	80.3	x	8.8	x	54.2	x	NA		NA
IFS Intl Hldgs Inc (1)	$0.3	(0.1	x)	(0.1	x)	(0.1	x)	NA		NA
Printronix Inc (3)	$62.7	15.2	x	27.2	x	26.1	x	12.1	x	NA
Xerox Corp (4)	$6,067.7	26.4	x	41.5	x	16.5	x	13.9	x	11.1	x
Zebra Technologies Corp. (3)	$2,017.6	28.2	x	32.2	x	29.4	x	27.3	x	23.2	x

Low		15.2	x	8.8	x	16.5	x	12.1	x	11.1	x
High		80.3	x	41.5	x	54.2	x	27.3	x	23.2	x
Median		27.3	x	29.7	x	29.4	x	13.9	x	17.2	x
Mean		37.6	x	27.4	x	31.7	x	17.8	x	17.2	x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$8.5	73.3	x	10.8	x	10.3	x	NA		NA
Delphax Technologies Inc (2)	$19.0	31.6	x	7.6	x	11.8	x	NA		NA
IFS Intl Hldgs Inc (1)	$0.3	(0.2	x)	(0.2	x)	(0.1	x)	NA		NA
Printronix Inc (3)	$62.7	5.0	x	5.8	x	7.5	x	5.6	x	NA
Xerox Corp (4)	$6,067.7	4.2	x	4.1	x	4.1	x	4.4	x	4.2	x
Zebra Technologies Corp. (3)	$2,017.6	23.8	x	25.8	x	24.7	x	23.2	x	20.2	x

Low		4.2	x	4.1	x	4.1	x	4.4	x	4.2	x
High		31.6	x	25.8	x	24.7	x	23.2	x	20.2	x
Median		14.4	x	7.6	x	10.3	x	5.6	x	12.2	x
Mean		16.1	x	10.8	x	11.7	x	11.1	x	12.2	x

		Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc (1)	$8.5	1.88	x	1.12	x	1.65x		NA	NA
Delphax Technologies Inc (2)	$19.0	1.13	x	1.06	x	1.08x		NA	NA
IFS Intl Hldgs Inc (1)	$0.3	(0.09	x)	(0.03	x)	(0.06	x)	NA	NA
Printronix Inc (3)	$62.7	0.92	x	0.92	x	0.92x		NA	NA
Xerox Corp (4)	$6,067.7	2.57	x	16.18	x	14.34x		NA	NA
Zebra Technologies Corp. (3)	$2,017.6	5.81	x	5.23	x	4.52x		NA	NA

Low		0.92	x	0.92	x	0.92	x
High		5.81	x	16.18	x	14.34	x
Median		1.88	x	1.12	x	1.65	x
Mean		2.46	x	4.90	x	4.50	x

Footnotes:

(1)               No projections available.

(2)               Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3)               Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4)               Projected financial figures are based on the average of several analyst reports.

RISK RANKINGS

Size
(Revenue, millions)

Xerox Corp	$15,985.0
Zebra Technologies Corp.	$460.9
Printronix Inc	$139.9
Delphax Technologies Inc	$48.4
Troy Group Inc. (Systems)	$42.5
Color Imaging Inc	$29.8
IFS Intl Hldgs Inc	$5.6

Size

(Enterprise Value, millions)

Xerox Corp	$20,095.7
Zebra Technologies Corp.	$1,707.0
Printronix Inc	$52.3
Delphax Technologies Inc	$34.3
Color Imaging Inc	$15.4
IFS Intl Hldgs Inc	$2.4

Historical Growth

(2-Year Revenue)

Color Imaging Inc	633.6%
Delphax Technologies Inc	38.6%
Zebra Technologies Corp.	5.8%
Xerox Corp	-5.4%
Printronix Inc	-12.2%
Troy Group Inc. (Systems)	-14.2%
IFS Intl Hldgs Inc	-22.4%

Historical Growth

(1-Year Revenue)

Color Imaging Inc	152.1%
Delphax Technologies Inc	48.9%
IFS Intl Hldgs Inc	17.9%
Zebra Technologies Corp.	-6.6%
Printronix Inc	-7.2%
Xerox Corp	-9.3%
Troy Group Inc. (Systems)	-11.6%

Projected Growth

(1-Year Revenue)

Color Imaging Inc	NA
IFS Intl Hldgs Inc	NA
Printronix Inc	NA
Zebra Technologies Corp.	NA
Delphax Technologies Inc	22.4%
Troy Group Inc. (Systems)	14.5%
Xerox Corp	-7.4%

Historical Growth

(2-Year EBITDA)

Color Imaging Inc	NMF
Delphax Technologies Inc	NMF
IFS Intl Hldgs Inc	NMF
Zebra Technologies Corp.	-4.3%
Xerox Corp	-15.5%
Printronix Inc	-28.8%
Troy Group Inc. (Systems)	-59.0%

Historical Growth

(1-Year EBITDA)

IFS Intl Hldgs Inc	NMF
Color Imaging Inc	3801.3%
Delphax Technologies Inc	3456.1%
Printronix Inc	33.8%
Xerox Corp	24.4%
Zebra Technologies Corp.	-18.0%
Troy Group Inc. (Systems)	-60.1%

Projected Growth

(1-Year EBITDA)

Color Imaging Inc	NA
Delphax Technologies Inc	NA
IFS Intl Hldgs Inc	NA
Troy Group Inc. (Systems)	92.2%
Printronix Inc	21.7%
Zebra Technologies Corp.	17.2%
Xerox Corp	13.8%

Profitability

(Gross Margin)

Troy Group Inc. (Systems)	NA
IFS Intl Hldgs Inc	55.3%
Delphax Technologies Inc	50.8%
Zebra Technologies Corp.	47.1%
Xerox Corp	41.7%
Printronix Inc	34.4%
Color Imaging Inc	15.8%

Profitability

(EBIT to Revenue)

Zebra Technologies Corp.	21.6%
Xerox Corp	7.6%
Troy Group Inc. (Systems)	7.0%
Color Imaging Inc	2.8%
Delphax Technologies Inc	2.0%
Printronix Inc	1.8%
IFS Intl Hldgs Inc	-80.5%

Profitability

(EBITDA to Revenue)

Zebra Technologies Corp.	24.5%
Xerox Corp	14.6%
Troy Group Inc. (Systems)	9.1%
Printronix Inc	6.1%
Color Imaging Inc	4.7%
Delphax Technologies Inc	4.6%
IFS Intl Hldgs Inc	-65.0%

Relative Depreciation

(Depreciation to EBITDA)

IFS Intl Hldgs Inc	NMF
Printronix Inc	70.5%
Delphax Technologies Inc	56.5%
Xerox Corp	47.6%
Color Imaging Inc	40.8%
Troy Group Inc. (Systems)	23.4%
Zebra Technologies Corp.	11.7%

Internal Investment

(Capital Expenditures to Revenue)

Delphax Technologies Inc	10.4%
Color Imaging Inc	3.8%
Troy Group Inc. (Systems)	1.5%
Zebra Technologies Corp.	1.5%
Printronix Inc	1.3%
Xerox Corp	1.1%
IFS Intl Hldgs Inc	-0.2%

Liquidity

(Current Ratio)

Zebra Technologies Corp.	11.8
Troy Group Inc. (Systems)	4.5
Printronix Inc	3.2
Xerox Corp	1.5
Delphax Technologies Inc	1.5
Color Imaging Inc	1.3
IFS Intl Hldgs Inc	0.2

Leverage

(Debt to EV)

Zebra Technologies Corp.	0.0%
Printronix Inc	30.5%
Color Imaging Inc	45.4%
Delphax Technologies Inc	47.4%
Xerox Corp	78.0%
IFS Intl Hldgs Inc	92.1%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003	2004	2005	2006	2007
Revenue	$43.680	$47.455	$51.726	$55.864	$60.892
Growth	2.8%	8.6%	9.0%	8.0%	9.0%

EBIT	$2.252	$3.266	$3.863	$4.697	$5.163
Less: Taxes	0.901	1.306	1.545	1.879	2.065
Debt-Free Earnings	$1.351	$1.959	$2.318	$2.818	$3.098

Less: Capital Expenditures	(1.150)	(0.650)	(0.650)	(0.650)	(0.650)
Less: Working Capital Requirements @ (1)	(0.925)	(0.839)	(0.949)	(0.919)	(1.116)
Add: Depreciation and Amortization	0.895	0.835	0.849	0.792	0.804
Total Net Investment	$(1.180)	$(0.654)	$(0.750)	$(0.777)	$(0.962)

Net Debt-Free Cash Flows:	$0.171	$1.305	$1.568	$2.042	$2.136

Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 14.5%	0.93	0.82	0.71	0.62	0.54

Present Value of Net Debt-Free Cash Flows:	$0.160	$1.065	$1.118	$1.271	$1.161

Footnotes:

(1)               Per Management.

Sensitivity Analysis: Enterprise Value

		Terminal Multiple
	Discount Rate	3.5 x	4.0 x	4.5 x	5.0 x	5.5 x
	10.0%	$18.350	$20.202	$22.055	$23.907	$25.759
	10.5%	$17.986	$19.797	$21.608	$23.419	$25.229
	11.0%	$17.632	$19.402	$21.172	$22.943	$24.713
	11.5%	$17.286	$19.017	$20.748	$22.479	$24.210
	12.0%	$16.949	$18.642	$20.335	$22.027	$23.720
	12.5%	$16.621	$18.276	$19.932	$21.587	$23.243
	13.0%	$16.300	$17.920	$19.539	$21.158	$22.777
	13.5%	$15.988	$17.572	$19.156	$20.740	$22.323
	14.0%	$15.684	$17.233	$18.782	$20.332	$21.881
	14.5%	$15.386	$16.902	$18.418	$19.934	$21.450
	15.0%	$15.097	$16.580	$18.063	$19.546	$21.029
	15.5%	$14.814	$16.265	$17.716	$19.168	$20.619
	16.0%	$14.538	$15.958	$17.378	$18.799	$20.219

Range of Selected Enterprise Values			$16.580	—	$20.332

DCF Assumptions

Discount Rate	14.5%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal EBITDA (2007)	$5.966
Terminal Multiple	4.5	x

Terminal Value	$26.849

Discount Period	5.00
Discount Factor @ 14.5%	0.51

PV of Terminal Value	$13.643

Distribution of Value

Period Cash Flow	25.9%
Terminal Cash Flow	74.1%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	4.8	x
NFY EBITDA Multiple	5.9	x
Implied Gordon Growth Rate	6.1%

COMPARABLE T RANSACTION MULTIPLES (1)

(figures in millions)

Announced	Effective	Target	Target Industry Segment	Acquiror	EV	LTM EV Multiples				5-Day Premium
						Revenue		EBITDA	EBIT

3/20/02	3/20/02	United Computer Supplies Inc	Prints business forms and small roll products	Impreso Inc	$7.6	0.25

3/18/02	5/13/02	Potlatch Corp [Potlatch Coated Paper Operations]	Provides coated paper printing services	Sappi Ltd	$480.0	1.03

12/3/01	12/21/01	Xerox Corp [North American assets of Delphax System]	Manufactures and distributes print engines, print management software, and related products	Check Technology Corp	$16.8	0.43		(1.1)	(0.9)

11/15/01	1/24/02	ENCAD Inc	Designs, develops, manufactures, and markets wide-format, color ink-jet printer systems	Eastman Kodak Co	$14.7	0.16		(4.1)	(2.1)	32.5%

11/13/01	12/3/01	Amberley Group Plc [Bousfield Ltd]	Manufactures and supplies of printing inks, coatings and materials	Bousfield Holdings Ltd	$12.2	0.23

5/31/01	5/31/01	Extended Systems Inc [Printing Solutions Operations]	Provides printing solutions to networks	TROY Group Inc	$1.8	0.10

Low					$1.8	0.10	x	NA	NA	32.5%
High					$480.0	1.03	x	NA	NA	32.5%

Median					$13.5	0.24	x	NA	NA	32.5%
Mean					$88.9	0.37	x	NA	NA	32.5%

Footnotes:

(1)               Transactions with announcement dates between 5/1/01 and 10/30/02 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings.

TROY Systems

[GRAPHIC]

TROY Wireless

[LOGO]

TROY Wireless

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value, on a Minority Interest Basis

	Low		High
Market Approach

Market Multiple Methodology	$9.500	—	$10.800

Income Approach

Discounted Cash Flow Methodology - Exit Multiple	$6.700	—	$7.400

Results Summary

Enterprise Value, on a Minority Interest Basis	$8.100	—	$9.100

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,			LTM Ended 8/31/02	Projected NFY 2002	NFY +1 (2003)	NFY + 2 (2004)
	1999	2000	2001
Reported Revenue	$7.284	$9.154	$11.082	$13.184	$11.600	$14.550	$15.807

Less: Cost of Goods Sold	NA	NA	NA	NA	9.664	9.015	9.706
Gross Profit	NA	NA	NA	NA	$1.936	$5.535	$6.101
Less: Selling, General & Administrative	NA	NA	NA	NA	5.888	4.062	4.210
Less: Corporate Expenses	NA	NA	NA	NA	2.444	1.892	1.861
Add: Depreciation and Amortization (1)	0.165	0.514	0.796	0.594	0.672	0.236	0.199
Add: Adjustments (2)	(0.499)	(0.988)	1.881	0.203	0.257	0.029	0.000

Adjusted EBITDA	$0.472	$0.285	$(4.070)	$(6.860)	$(5.466)	$(0.154)	$0.230

Less: Depreciation and Amortization	0.165	0.514	0.796	0.594	0.672	0.236	0.199

Adjusted EBIT	$0.307	$(0.229)	$(4.866)	$(7.453)	$(6.138)	$(0.390)	$0.031

Less: Interest Expense, net	NA	NA	NA	NA	0.000	(0.043)	(0.106)
Adjusted Pre-tax Income	NA	NA	NA	NA	$(6.138)	$(0.348)	$0.137
Less: Taxes @ 40.0%	NA	NA	NA	NA	(2.455)	(0.139)	0.055

Adjusted Net Income	NA	NA	NA	NA	$(3.683)	$(0.209)	$0.082

Add: Depreciation and Amortization	0.165	0.514	0.796	0.594	0.672	0.236	0.199

Adjusted Cash Flow	NA	NA	NA	NA	$(3.011)	$0.027	$0.281

Footnotes:

(1)  Includes allocation of corporate for fiscal years 1999 through LTM 2001

(2)  Adjustments:

Severance costs	$0.000	$0.000	$0.000	$0.552	$0.000	$0.000	$0.000
Inventory adjustments	0.000	0.000	0.000	0.986	0.000	0.000	0.000
Consolidation costs	0.000	0.000	0.000	0.240	0.000	0.000	0.000
Bad debt allowance adjustment	0.000	0.000	0.000	0.169	0.000	0.000	0.000
Impairment of Long-Lived Assets	0.000	0.000	3.689	0.000	0.000	0.000	0.000
Corporation Allocation (a)	(0.499)	(0.988)	(1.808)	(1.745)	0.257	0.029	0.000
Total Adjustments	$(0.499)	$(0.988)	$1.881	$0.203	$0.257	$0.029	$0.000

(a) Corporate Allocation for projected periods is reflected in representative flows

MARKET MULTIPLE METHODOLOGY

(figures in millions)

	Representative Level	Selected Multiple Range					Indicated Enterprise Value Range
NFY (2002)
Revenues	$11.600	0.95	x	—	1.05	x	$11.020	—	$12.180

NFY +1 (2003)
Revenues	$14.550	0.55	x	—	0.65	x	$8.000	—	$9.460

Selected Enterprise Value Range, on a Minority Interest Basis							$9,500	—	$10,800

COMPARABLE PUBLIC COMPANY DEBT -FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1

Extended Systems Inc (1)	$25.29	(2.7	x)	(4.5	x)	(5.9	x)	(54.1	x)	NA
Microtune Inc (1)	$(18.13)	0.8	x	0.4	x	0.3	x	NA		NA
Phazar Corp (2)	$8.57	30.1	x	(8.7	x)	(15.9	x)	NA		NA
Socket Communications Inc (2)	$18.41	(6.7	x)	(4.4	x)	(12.0	x)	NA		NA

Low		30.1	x
High		30.1	x
Median		30.1	x
Mean		30.1	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1

Extended Systems Inc (1)	$25.29	(2.0	x)	(2.9	x)	(3.7	x)	(24.5	x)	2.9	x
Microtune Inc (1)	$(18.13)	0.5	x	0.3	x	0.2	x	0.6	x	1.1	x
Phazar Corp (2)	$8.57	(37.1	x)	(5.4	x)	(7.8	x)	NA		NA
Socket Communications Inc (2)	$18.41	(5.0	x)	(3.0	x)	(5.1	x)	NA		NA

Low										1.1	x
High										2.9	x
Median										2.0	x
Mean										2.0	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$25.29	0.95	x	1.06	x	1.02	x	0.81	x	0.56	x
Microtune Inc (1)	$(18.13)	(0.41	x)	(0.29	x)	(0.22	x)	(0.22	x)	(0.21	x)
Phazar Corp (2)	$8.57	0.76	x	0.79	x	0.80	x	NA		NA
Socket Communications Inc (2)	$18.41	1.80	x	1.49	x	1.16	x	NA		NA

Low		0.76	x	0.79	x	0.80	x	0.81	x	0.56	x
High		1.80	x	1.49	x	1.16	x	0.81	x	0.56	x
Median		0.95	x	1.06	x	1.02	x	0.81	x	0.56	x
Mean		1.17	x	1.12	x	0.99	x	0.81	x	0.56	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc (1)	$25.29	1.02	x	1.69	x	0.95	x	NA	NA
Microtune Inc (1)	$(18.13)	(0.22	x)	(0.11	x)	(0.11	x)	NA	NA
Phazar Corp (2)	$8.57	1.02	x	1.13	x	1.02	x	NA	NA
Socket Communications Inc (2)	$18.41	1.66	x	1.31	x	1.10	x	NA	NA

Low		1.02	x	1.13	x	0.95	x
High		1.66	x	1.69	x	1.10	x
Median		1.02	x	1.31	x	1.02	x
Mean		1.23	x	1.38	x	1.02	x

Footnotes:

(1)                Projected financial figures are based on the average of several analyst reports.

(2)                No projections available.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

	Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$30.05	(4.0	x)	(5.8	x)	(7.0	x)	NA		NA
Microtune Inc (1)	$116.65	(5.9	x)	(3.2	x)	(2.4	x)	(4.2	x)	(8.7	x)
Phazar Corp (2)	$4.12	(13.1	x)	(3.9	x)	(5.2	x)	NA		NA
Socket Communications Inc (2)	$17.84	(8.0	x)	(4.9	x)	(8.1	x)	NA		NA

Low
High

Median
Mean

	Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc (1)	$30.05	(6.7	x)	(13.2	x)	(17.7	x)	NA	NA
Microtune Inc (1)	$116.65	(11.9	x)	(5.3	x)	(5.8	x)	NA	NA
Phazar Corp (2)	$4.12	20.6	x	(9.2	x)	(17.6	x)	NA	NA
Socket Communications Inc (2)	$17.84	(14.1	x)	(11.3	x)	(156.6	x)	NA	NA

Low
High

Median
Mean

	Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc (1)	$30.05	1.45	x	3.02	x	4.70	x	NA	NA
Microtune Inc (1)	$116.65	1.10	x	0.60	x	0.68	x	NA	NA
Phazar Corp (2)	$4.12	2.96	x	4.37	x	4.37	x	NA	NA
Socket Communications Inc (2)	$17.84	3.09	x	3.73	x	24.51	x	NA	NA

Low		1.10	x	0.60	x	0.68	x
High		3.09	x	4.37	x	24.51	x

Median		2.21	x	3.38	x	4.53	x
Mean		2.15	x	2.93	x	8.56	x

Footnotes:

(1)          Projected financial figures are based on the average of several analyst reports.

(2)          No projections available.

RISK RANKINGS

Size
(Revenue, millions)

Microtune Inc	$81.4
Extended Systems Inc	$24.9
Socket Communications Inc	$15.8
Troy Group Inc. (Wireless)	$13.2
Phazar Corp	$10.8

Size
(Enterprise Value, millions)

Extended Systems Inc	$25.3
Socket Communications Inc	$18.4
Phazar Corp	$8.6
Microtune Inc	$(18.1)

Historical Growth
(2-Year Revenue)

Microtune Inc	NMF
Socket Communications Inc	33.9%
Troy Group Inc. (Wireless)	23.3%
Phazar Corp	17.3%
Extended Systems Inc	-2.8%

Historical Growth
(1-Year Revenue)

Troy Group Inc. (Wireless)	21.1%
Socket Communications Inc	6.8%
Microtune Inc	-10.9%
Extended Systems Inc	-22.9%
Phazar Corp	-28.2%

Projected Growth
(1-Year Revenue)

Phazar Corp	NA
Socket Communications Inc	NA
Microtune Inc	32.1%
Troy Group Inc. (Wireless)	31.3%
Extended Systems Inc	30.3%

Historical Growth
(2-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NA

Historical Growth
(1-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Projected Growth
(1-Year EBITDA)

Extended Systems Inc	NMF
Troy Group Inc. (Wireless)	NMF
Microtune Inc	NA
Phazar Corp	NA
Socket Communications Inc	NA

Profitability
(Gross Margin)

Troy Group Inc. (Wireless)	NA
Extended Systems Inc	81.1%
Socket Communications Inc	39.0%
Phazar Corp	30.4%
Microtune Inc	26.6%

Profitability
(EBIT to Revenue)

Phazar Corp	-10.1%
Socket Communications Inc	-22.9%
Extended Systems Inc	-27.8%
Troy Group Inc. (Wireless)	-56.5%
Microtune Inc	-101.8%

Profitability
(EBITDA to Revenue)

Phazar Corp	-5.0%
Socket Communications Inc	-9.7%
Extended Systems Inc	-17.2%
Troy Group Inc. (Wireless)	-52.0%
Microtune Inc	-65.7%

Relative Depreciation
(Depreciation to EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Internal Investment

(Capital Expenditures to Revenue)

Microtune Inc	5.4%
Troy Group Inc. (Wireless)	5.0%
Phazar Corp	2.1%
Socket Communications Inc	1.8%
Extended Systems Inc	0.5%

Liquidity

(Current Ratio)

Microtune Inc	7.2
Troy Group Inc. (Wireless)	4.5
Phazar Corp	1.5
Extended Systems Inc	1.2
Socket Communications Inc	1.1

Leverage

(Debt to EV)

Microtune Inc	0.0%
Extended Systems Inc	4.7%
Socket Communications Inc	10.8%
Phazar Corp	52.9%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003	2004	2005	2006	2007
Revenue	$14.550	$15.807	$17.513	$20.524	$24.117
Growth	25.4%	8.6%	10.8%	17.2%	17.5%

EBIT	$(0.390)	$0.031	$0.712	$0.789	$0.719
Less: Taxes	(0.156)	0.012	0.285	0.316	0.288
Debt-Free Earnings	$(0.234)	$0.018	$0.427	$0.473	$0.432

Less: Capital Expenditures	(0.050)	(0.050)	(0.050)	(0.050)	(0.050)
Less: Working Capital Requirements @ (1)	0.569	(0.280)	(0.379)	(0.669)	(0.798)
Add: Depreciation and Amortization	0.236	0.199	0.050	0.120	0.152
Total Net Investment	$0.756	$(0.130)	$(0.379)	$(0.600)	$(0.697)

Net Debt-Free Cash Flows:	$0.521	$(0.112)	$0.048	$(0.126)	$(0.265)

Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 28.0%	0.88	0.69	0.54	0.42	0.33

Present Value of Net Debt-Free Cash Flows:	$0.461	$(0.077)	$0.026	$(0.053)	$(0.087)

Footnotes:

(1)               Per Management.

Sensitivity Analysis: Enterprise Value

		Terminal Multiple
	Discount Rate	0.90 x	0.95 x	1.00 x	1.05 x	1.10 x
	26.0%	$7.097	$7.477	$7.857	$8.236	$8.616
	27.0%	$6.836	$7.201	$7.566	$7.931	$8.296
	28.0%	$6.586	$6.937	$7.288	$7.639	$7.990
	29.0%	$6.348	$6.686	$7.023	$7.361	$7.698
	30.0%	$6.121	$6.446	$6.771	$7.095	$7.420

Range of Selected Enterprise Values			$6.700	—	$7.400

DCF Assumptions

Discount Rate	28.0%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal Revenue (2007)	$24.117
Terminal Multiple	1.00	x

Terminal Value	$24.117

Discount Period	5.00
Discount Factor @ 28.0%	0.29

PV of Terminal Value	$7.019

Distribution of Value

Period Cash Flow	3.7%
Terminal Cash Flow	96.3%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	NMF
NFY EBITDA Multiple	NMF
Implied Gordon Growth Rate	29.4%

COMPARABLE TRANSACTION MULTIPLES (1)

(figures in millions)

Announced	Effective	Target	Target Industry Segment	Acquiror	EV	LTM EV Multiples						5-Day Premium
						Revenue		EBITDA		EBIT
6/11/02	10/1/02	eMobile Data Corp	Develops software solutions for real-time integrated field service and wireless, Web-served dispatching, scheduling and Next Generation Mobile Workforce Automation.	Itron Inc	$4.9	4.09	x	(3.1	x)	(3.0	x)

5/29/02	7/18/02	SignalSoft Corp	Develops wireless location services	Openwave Systems Inc	$10.8	0.60	x	(0.4	x)	(0.3	x)	115.2%

5/28/02	9/3/02	ViaFone Inc	Provides mobile enterprise application software	Extended Systems Inc	$36.7	28.43	x	(2.8	x)	(2.7	x)

3/1/02	6/18/02	Condat AG	Provides wireless applications and system integration services	Texas Instruments Inc	$87.8	4.31	x	30.6	x	50.5	x	150.8%

1/17/02	3/26/02	Proxim Inc	Designs, markets, and manufactures wireless local area networking products based on radio frequency technology	Western Multiplex Corp	$116.7	1.14	x					-59.4%

12/17/01	6/26/02	Conexant Systems Inc	Manufactures wireless equipment	Alpha Industries Inc	$739.9	2.84	x	(3.0	x)	(2.3	x)

10/29/01	12/3/01	Transilica Inc	Develops system-on-chip products for short rnage wireless applications	Microtune Inc	$190.5	634.97	x	(11.1	x)	(10.6	x)

1/23/01	9/7/01	Gemstar Communications Inc	Manufactures wireless communications equipment	SIRIT Technologies Inc	$2.4	120.50	x	(3.1	x)	(2.4	x)	28.6%

11/15/00	1/19/01	Xypoint Corp	Develops wireless location technology that enables carriers to locate mobile devices and protect privacy	TeleCommunication Systems Inc	$67.1	10.44	x	(9.5	x)	(7.7	x)

10/26/00	2/7/01	Corsair Communications Inc	Provides software and systems solutions for the global wireless industry	Lightbridge Inc	$126.0	1.85	x	6.0	x	7.0	x	10.3%

7/13/00		LogiMetrics Inc	Manufactures and markets broadband wireless communications infrastructure equipment, subsystems, and components	L-3 Communications Corp	$53.0	7.88	x	(8.8	x)	(7.6	x)	62.5%

6/13/00	7/20/00	Innovent Systems Inc	Develops radio frequency integrated circuits for short-range wireless data communications	Broadcom Corp	$637.6			(237.0	x)	(234.4	x)

6/6/00	9/27/00	SPEEDCOM Wireless International Corp	Manufactures broadband wireless products	LTI Holdings Inc	$129.5	25.65	x	(208.9	x)	(190.5	x)

5/17/00	8/9/00	Spectral Solutions Inc	Develops and manufactures cryogenic super-conducting radio frequency front-end systems for the wireless industry	Illinois Superconductor Corp	$14.3	358.25	x	(5.4	x)	(5.0	x)

5/11/00	5/11/00	Mainbrace Corp	Develops software products for pocket PC, Web telephone, wireless MSN Web, and Microsoft TV	BSQUARE Corp	$19.1	6.11	x	(12.8	x)	(12.3	x)

Low					$2.4	0.60	x	6.0	x	7.0	x	-59.4%
High					$739.9	10.44	x	30.6	x	50.5	x	150.8%

Median					$53.0	4.31	x	26.0	x	26.0	x	45.5%
Mean					$132.7	4.66	x	20.8	x	27.8	x	51.3%

Footnotes:

(1)               Transactions with announcement dates between 5/1/00 and 10/30/02 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings.

Excluded from range

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Synopses of Comparable Public Companies

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Synopses of Comparable Public Companies

TROY Systems

TROY Wireless

[LOGO]

TROY Systems

COLOR IMAGING INC.

Color Imaging, Inc., formerly known as Advatex Associates, Inc., develops, manufactures and markets products used in electronic printing, analog and digital copiers and high-speed digital printing. These high-speed digital printing systems print in real time directly on offset presses. Offset presses are presses that utilize plates and ink to print on paper and other materials. The Company conducts its business through two separate operating units, Color Imaging, Inc., which develops, purchases from others and markets electronic printing products, including black text, color, magnetic ink character recognition and specialty toners, and provides other parts and accessories for laser printers and analog and digital copiers, and Logical Imaging Solutions, Inc., which designs, manufactures and integrates components made by third parties into a complete printing system, and offers technical support and supplies in connection therewith

[CHART]

DELPHAX TECHNOLOGIES INC.

Delphax Technologies Inc. (DLPX), formerly Check Technology Corp., designs, manufactures, sells and services document printingsystems that personalize, encode, print and collate documents intopackages that are tailored to the customer’s requirements. AtSeptember 30, 2001, the company had an installed base ofapproximately 540 systems located in more than 50 countries.

The company sells a family of electronic production systems for use in both cut-sheet and continuous forms production environments.These systems can be used for four basic applications: folioproduction, insurance claims, fulfillments and disbursements. Folioproduction includes the printing of checkbooks and financialpayment coupon books. Insurance claim applications consist ofexplanation of benefit forms and insurance claim checks. Fulfillmentapplications include coupons and rebate checks, while disbursementapplications include accounts payable checks and payroll checks.These electronic production systems enable companies, banks andgovernment customers to easily and quickly transform blank paperstock into fully collated checks and forms.

[CHART]

The market in the United States for checks and other financial documents is the largest in the world, the company believes,and the annual consumption of checks has shown a slowing growth rate over the last several years. DLPX also believesalternatives to the check document, such as debit and credit cards, will eventually reduce the number of checks used, althoughthe size and rate of reduction are difficult to predict. Its systems have also been sold in the United States primarily to checkprinters, payment coupon producers, service bureaus and large corporations.

The market for DLPX’s products outside the United States has been primarily in personalized check production. The average personalized check order size in most international markets is between 25 and 100 checks. These small-order sizes areproduced cost effectively on the company’s products because of their automatic collation capabilities. Stringent Magnetic InkCharacter Recognition (MICR) quality standards, enforced by the major clearing banks in most international markets, are alsomet by DLPX’s high quality MICR printing capabilities. As a result of these market factors, the company has had success inpenetrating the largest personal check production markets outside of the United States. Those countries include Australia,Brazil, France, Mexico, Spain and the United Kingdom.

IFS INTERNATIONAL HOLDINGS, INC.

IFS International Holdings, Inc. (IFSH) develops, markets and supports software products for electronic funds transfer, retail, e-commerce and retail banking markets.

IFSH’s customers are banks and other financial institutions, and payment processing centers. Its products facilitate electronic fundstransfer, Internet Banking, and customer relationship managementsolutions, and enable these systems to adapt to or migrate to smartcard and wireless payment services. IFSH serves its customersprimarily through two subsidiaries, IFS International Inc. andNetwork Controls International, Inc., referred to as NCI.

IFS products are designed primarily to be utilized with newer financial systems software which are replacing the old legacy systems.NCI’s products are designed to provide the old legacy systems withthe ability to perform new functions or utilize additional hardwareand systems.

[CHART]

All of IFS’ products are designed as open architecture or the ability to operate its software on a variety of computers includingIBM, Sun, Compaq and ICL. As a result, the products are flexible and have the ability to to be modified inexpensively tointerface with different networks (i.e., Visa, MasterCard, American Express, Europay and other networks around the world);to interface seamlessly with a variety of ATMs and Point of Sale devices; to interface with a variety of core banking systemsand the computers they run on; to respond quickly to advances in telecommunications and Internet technology by interfacingwith various telecommunications protocols and; to be modified to meet new and changing business demands of its customers.

The open and flexible technology architecture of IFS’ products is designed for high volume, reliable, and secure payment processing, supporting multiple currencies and computer languages over current electronic funds transfer systems, theInternet and other delivery platforms. Through its NCI Subsidiary, IFSH has been providing several branch banking legacymigration software products to financial organizations grappling with the need to sustain existing older systems while movingto the new technologies. These software products enable old software to perform new functions and utilize new hardware. TheNCI subsidiary has also developed and commenced marketing a new software package called Business Centre for retail branchbanking, this software works with new software and hardware in the banking industry.

The company’s consolidated revenues of $6,798,553 for fiscal year 2001 (April) represented a decrease of 47.7 percent over fiscal year 2000.

PRINTRONIX, INC.

Printronix, Inc. (PTNX) develops, designs, manufactures and markets medium and high speed printing solutions and the related suppliesand services. Products are designed for use in mission criticalapplications where unsurpassed reliability and performance arecrucial. Products are used in industrial settings such asmanufacturing plants and distribution centers, in addition to thefront office and the information technology department. Thecompany has a global presence with manufacturing and configurationsites located in the United States, Singapore and Holland. In addition,PTNX has 17 sales and support locations around the world.

The printers function on a wide range of computer systems and enterprise software and are compatible with various label generationand label management software. All of the printers have extensiveindustrial graphics capabilities allowing them to support mostpopular industrial graphics languages while producing every type ofprinted computer output, including labels, bar codes, multi-partforms and reports.

[CHART]

The company’s core technologies include line matrix and thermal print engines, subsystem controllers and software, bar codeverification and network printer management. Line matrix, thermal and laser printers developed from these technologies areunified by a common control architecture called Printronix System Architecture (PSA), the latest version of which is PSA2 ).This architecture permits all three printing technologies to be application compatible by supporting common industrialgraphics languages, host communication protocols, and global network management.

PTNX also offers advanced network printer management solutions with its new PrintNet Enterprise, which is a combination of hardware and software components. PrintNet Enterprise is a global printing, troubleshooting and management system thatallows remote management control of our printers from a networked desktop. PrintNet Enterprise includes an interface cardto provide connection to an Ethernet network and a Java-based software application providing advanced configurationmanagement tools, event notification and remote status and diagnostic capabilities.

Sales to PTNX’s largest customer, IBM, represented 27.4 percent of net sales for the fiscal year, compared with 26.1 percent a year ago. Sales to the second largest customer represented 8.6 percent of net sales for the fiscal year, compared with 8.5percent a year ago. Sales to the top 10 customers represented 53.9 percent and 54.7 percent of net sales for the current andprior fiscal year, respectively.

XEROX CORP.

Xerox Corp. (XRX) is a leader in the global document market, selling equipment and providing document solutions that include hardware,services and software that enhance productivity and knowledgesharing. XRX distributes its products in the Western Hemispherethrough divisions and wholly-owned subsidiaries. In Europe, Africa,the Middle East, India and parts of Asia, the company distributesthrough Xerox Limited and related companies.

XRX’s activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processingproducts, solutions and services designed to make organizationsaround the world more productive. The company believes that thedocument is a tool for productivity, and that documents- bothelectronic and paper- are at the heart of most business processes.

Fuji Xerox Co., Limited, a jointly owned venture of Xerox Limited and Fuji Photo Film Company Limited, develops, manufactures anddistributes document processing products in Japan and other areas ofthe Pacific Rim, Australia and New Zealand. Japan represents about80 percent of Fuji Xerox revenues, and Australia, New Zealand andother areas of the Pacific Rim represent 13 percent. The remainingseven percent of Fuji Xerox revenues are sales to Xerox. Fuji Xeroxconducts business in other Asian Pacific Rim countries through jointventures and distributors.

[CHART]

In October 2000, the company implemented a global turnaround program, which focuses XRX on its core business andprioritizes improved liquidity, the sale of certain assets and a reduction of annual costs by at least $1 billion. By year-end2001, XRX had completed asset sales of $2.3 billion, comprised of the March 2001 sale of half of its ownership interest in FujiXerox to Fuji Photo Film for $1,283 million cash, which decreased its interest in that concern to 25 percent; the April 2001sale of its leasing business in the four Nordic countries for its approximate book value of $370 million; and the sale late in2001 of certain manufacturing facilities to Flextronics for $118 million cash. In the first quarter of 2002, XRX receivedadditional cash proceeds of $29 million (net) related to sales of additional facilities under that agreement. Also, in June 2001,XRX announced its exit from its worldwide SOHO business and sold its remaining equipment inventory by the end of 2001.XRX expects to complete the initiatives associated with the programs in 2002.

ZEBRA TECHNOLOGIES CORP.

Zebra Technologies Corp. (ZBRA) is a manufacturer of direct thermal and thermal transfer bar code label printers, receipt printers, instant-issuanceplastic card printers, related accessories and supportsoftware. The company’s products have broad applications where barcoding is used to identify or track objects or information.

ZBRA products consist of a broad line of computerized printers for the production of bar code labels, receipts and tags, and plastic cards,specialty bar code labeling materials, ink ribbons for bar code andcard printers, and bar code label design software. ZBRA’s productsprovide identification labeling solutions for customers within themanufacturing, service and government sectors. The company’sproducts are instrumental in many processes, including inventorycontrol, small package delivery, baggage handling, automatedwarehousing, Just-In-Time manufacturing, employee records andhospital information systems, among others.

[CHART]

The company’s equipment is designed to operate at the user’s location or on a mobile basis to produce and dispense bar codedlabels in a variety of environments. ZBRA markets its products under the Zebra and Eltron brand names. Zebra bar codeproducts are designed and principally targeted for mission-critical applications, where high volume or demanding compliancelabeling standards are required. Eltron bar code labeling products are targeted at end-users looking for an economical, easy-to-use printing solution in general office and light manufacturing and distribution environments. The company’s full range ofcard printer products are also marketed under the Eltron brand name.

ZBRA’s products are sold in over 90 countries. Sales to international customers comprised 40.0 percent of net sales in 2001, 37.4 percent of net sales in 2000, and 40.0 percent of net sales in 1999. ZBRA operates facilities and sales offices, or hasrepresentation, in the United Kingdom, France, Germany, Japan, Hong Kong, Singapore, Italy, Denmark, South Korea, Spain,Dubai, Australia, South Africa, Brazil, The Netherlands, and Poland.

[GRAPHIC]

Synopses of Comparable Public Companies

TROY Systems

TROY Wireless

TROY Wireless

EXTENDED SYSTEMS INC.

Extended Systems Inc. (XTND) provides mobile information management products designed to increase the efficiency of mobilecomputing and communications. The company’s products enableusers to access, collect and synchronize information on demand fromvarious locations and from a variety of devices. These devices includemobile phones, pagers and personal digital assistants, which operateusing the Palm OS, Windows CE and Symbian EPOC operatingsystems.

XTND’s mobile information management products feature mobile data synchronization and management software and applications;wireless connectivity technology based on Bluetooth and InfraredData Association standards; and client/server database managementsystems with remote access capabilities.

[CHART]

The company designs its products and technologies to provide cost-effective and reliable mobile computing to enterprises,users, manufacturers of mobile devices, application developers and telecommunications service providers. The company’sproducts permit enterprises and users to synchronize information between mobile devices and personal computers orenterprise networks; users to access networks or peripherals within enterprise facilities to extend applications to users beyondthe network environment and over the Internet without physical connections; users and enterprises to increase theirefficiency and flexibility by using their mobile devices for a variety of new tasks, thereby increasing their use of these devices;and device manufacturers and application developers to design products to better meet the needs of enterprises and users,and telecommunications service providers to enhance their revenue opportunities.

The company’s mobile data management products consist of mobile data synchronization and management products and client/server database products. These products provide individual users and large enterprises with the management toolsnecessary to cost effectively use and deploy mobile devices for personal information management and mobile workforcedeployment. XTND’s universal mobile connectivity products permit users to wirelessly connect and exchange data usingeither Bluetooth short-range radio frequency or IrDA infrared technology.

XTND has relationships with or sells its products to many enterprises, including 3Com, British Airways, Casio, DaimlerChrysler, Ericsson, Fujitsu, IBM, Microsoft, Motorola, One2One, Orange, Palm, Sharp, Siemens and Toshiba, amongothers.

On May 31, 2001, XTND sold its printing solutions business to TROY Group, Inc. for $1.6 million in cash, net of expenses.

MICROTUNE INC.

Microtune Inc. (TUNE) designs, manufactures and markets RF and wireless solutions for the worldwide broadband communications,automotive and consumer electronics markets.

TUNE offers a portfolio of advanced tuner, amplifier, transceiver and wireless solutions that enable the delivery of video, voice and dataacross new classes of end products, from cable modems and set-topboxes, to in-car television sets and cell phones and notebooks.Inventors of the MicroTuner single-chip broadband tuner, TUNE, atDecember 31, 2001, held 12 U.S. patents for its RF technology, withan additional seven pending approval, along with extensiveintellectual property in wireless silicon technology.

At December 3, 2001, the company completed the acquisition of San Diego-based Transilica Inc., which develops system-on-chip productsfor short-range wireless applications.

[CHART]

Leading equipment suppliers that currently ship products that incorporate TUNE’s radio frequency products include:(DOCSIS Cable modem) Ambit, Askey, Cisco Systems, Com21, Dassault, Ericsson, Motorola/General Instrument, Samsung,3Com, Zoom Telephonics; (PC/TV) ATI, Creative Labs, Hauppauge, Nvidia, Pinnacle; Set-top Box: EchoStar, Hughes, DICTechnologies; (Cable telephony) Cisco Systems; and (Automotive) DaimlerChrysler, Becker (supplier to Mercedes Benz), Fuba(supplier to Audi and Volkswagen), Panasonic (supplier to Audi and Volkswagen).

Net revenues decreased $7.7 million, or 11 percent, to $63.1 million in 2001, from $70.8 million in 2000. This decrease is primarily due to lower demand for TUNE’s cable modem products partially offset by increased demand for the company’sautomotive products.

PHAZAR CORP.

PHAZAR CORP. (ANTP), formerly Antenna Products, Inc., operates as a holding company with Antenna Products Corp., Phazar AerocorpInc., Phazar Antenna Corp. and Thirco, Inc. as its subsidiaries.Antenna Products Corp., Phazar Aerocorp Inc. and Phazar AntennaCorp. are operating subsidiaries with Thirco, Inc. serving as anequipment leasing company to PHAZAR CORP’s operating units.

Antenna Products Corp. designs, manufactures and markets standard and custom antennas, guyed and self-supported towers, monopoles,support structures, masts and communication accessories worldwide.Customers include the U.S. Government, both military and civilagencies, U.S. Government prime contractors and commercial clients.Examples of

Antenna Products Corp.’s U.S. Government supplied products include ground-to-air collinear antennas, instrumentlanding antennas and towers, fixed system multiport antenna arrays,tactical quick erect antennas and masts, shipboard antenna tiltingdevices, transport pallets, surveillance antennas, antenna rotators,positioners and controls, and high power broadcast baluns.

[CHART]

Antenna Products Corp. is primarily a build-to-order company and most manufacturing requirements are established on acontract basis. For this reason, the majority of the inventory is work in process. As of May 2001, about 27 percent of totalinventory, $613,146 is maintained in stock for delivery to customers. Some raw materials are also inventoried to supportcustomer delivery schedules.

Formed in January 2000, Phazar Aerocorp Inc. bought the assets and business of The Upholstery Shop, Inc.! and did business under that name until October 2001. The Upholstery Shop, Inc.! provides complete refurbishment for a full range of corporateand executive aircraft interiors. Phazar Antenna Corp. operates as a marketing, research and product development unit andThirco, Inc. was formed in November 1993 to purchase and lease equipment and facilities to the other operating units ofPHAZAR CORP. The primary lease arrangements are with Antenna Products Corp.

SOCKET COMMUNICATIONS, INC.

Socket Communications, Inc. (SCKT) is a provider of connection solutions for handheld computers, offering a wide range ofconnection products. SCKT’s products have been designed specificallyfor handheld computers and other battery-powered devices withstandard expansion slots and work with notebooks; and are all lowpower, standards-based (either CompactFlash or PC Card form factorfor the company’s plug-in cards).

SCKT classifies its products into four product families: The company’s network connection products are plug-in CompactFlash orPC Card input/output cards that connect handheld computers ornotebooks, either wirelessly or over a cable, to wide area networksthrough a mobile phone or telephone, to local area networks, and toother electronic devices to reach the Internet, send and receive e-mail,or communicate with electronic appliances such as desktopcomputers or printers. The plug-in network connection wirelessproducts consist of Bluetooth and Wireless LAN cards. The plug-innetwork connection wired cards consist of mobile phone connectioncards, Ethernet cards and modems. The Bluetooth, phone andEthernet cards also work with notebooks.

The company’s bar code scanning products plug into handheld computers or notebooks through the CompactFlash or PC Card slotand turn handheld computers or notebooks into portable bar codescanners including traditional linear bar code scanners and PDF417scanners.

[CHART]

The company’s peripheral connection products add one to four serial ports to a notebook or handheld computer, plugging inthrough the PC Card or CompactFlash card slot to allow the attachment of peripheral devices.

The company’s embedded products and services provide internal connections for electronic devices and include Bluetooth modules, proprietary interface chips for use in third party electronic products, engineering design-win services to assistcustomers in integrating the company’s embedded products, and related developer kits.

SCKT is also developing connection products in a smaller Secure Digital form factor which it anticipates introducing in the second half of 2002 for use with electronic devices having Secure Digital input/output slots.

The company has developed a worldwide distribution network and its products are endorsed and recommended by many of the leading manufacturers and distributors of mobile devices. SCKT’s goal is to further strengthen its leadership position in itsrapidly expanding markets and to develop new and creative connection solutions as the mobile communications marketevolves.